Exhibit 10.29

[EntreMed Logo]	www.entremed.com

December 19, 2005

Affymax, Inc.
4001 Miranda Avenue
Palo Alto, California 94304
Attn: Robert Naso, Ph.D.
          Executive Vice President, R&D

Re:     Second Extension of Letter Agreement for TFPI Product Candidates

Dear Dr. Naso:

        I am writing with reference to the Letter Agreement between Affymax, Inc. ("Affymax") and EntreMed, Inc. ("EntreMed") dated as of September 20, 2004 (together with each of the exhibits thereto, the "Letter Agreement") and the related Extension Letter dated as of August 23, 2005 between Affymax and EntreMed (the "First Extension Letter"), pursuant to which EntreMed and Affymax agreed to extend the Term of the Letter Agreement to December 31, 2005. All capitalized terms used but not defined herein shall have the meaning given to such terms in the Letter Agreement.

        As both parties would like to continue the Research Collaboration under the Letter Agreement, pending our current negotiations relating to a Co-Development and Co-Commercialization Agreement, the Term of the Letter Agreement is agreed to be further extended until February 28, 2006. Both Affymax and EntreMed acknowledge and agree that, except as otherwise set forth herein, all terms and conditions of the Letter Agreement and the First Extension Letter remain unchanged and in full force and effect.

        Please confirm your agreement to extend the Term of the Letter Agreement (including, without limitation, the period to enter into a Co-Development and Co-Commercialization Agreement) to February 28, 2006, by countersigning this Letter and returning the countersigned letter to EntreMed.

Very truly yours,
EntreMed, Inc.
By:	/s/ Marc Corrado Name: Marc Corrado Title: Vice President, Corporate Development
ACCEPTED AND AGREED:
Affymax, Inc.
By:	/s/ Robert Naso Name: Robert Naso Title: Exec. V.P. Date: 20 Dec 2005

EntreMed, Inc. / 9640 Medical Center Drive / Rockville, MD 20850
240.864.2600 phone / 240.864.2601 fax